Exhibit 99.1
PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS THIRD QUARTER FINANCIAL RESULTS AND ITS $0.19 PER SHARE QUARTERLY DIVIDEND

Third Quarter New Order Sales Increased 4.4%

Third Quarter Sales Increased 3.8%

Delray Beach, Florida, January 23, 2017 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended December 31, 2016. Net sales for the quarter ended December 31, 2016 were $52.9 million, compared to $50.9 million for the quarter ended December 31, 2015, an increase of 3.8%. Net sales for the nine months ended December 31, 2016 were $186.1 million, compared to $179.3 million for the nine months ended December 31, 2015, an increase of 3.8%. The increase in sales for the quarter ended December 31, 2016 can be attributed to increased new order sales, which increased 4.4%, and reorder sales, which increased 3.7%. Net income for the quarter ended December 31, 2016 was $4.8 million, or $0.24 diluted per share, compared to net income of $4.9 million, or $0.24 diluted per share, for the quarter ended December 31, 2015, a 1.4% decrease to net income. Net income for the nine months ended December 31, 2016 was $16.3 million, or $0.80 diluted per share, compared to net income of $15.1 million, or $0.75 diluted per share, for the nine months ended December 31, 2015, a 7.7% increase to net income. Online sales for the quarter ended December 31, 2016 increased 5.6% to $43.8 million from $41.5 million for the same period the prior year. The Company’s online sales for the quarter ended December 31, 2016 were approximately 83% of all sales, compared to 81% for the same quarter the prior year.

Menderes Akdag, CEO and President, commented: “We are pleased to announce that the Company has officially moved to Delray Beach, having completed this transition in December 2016. Despite the transition, we continued to see sales growth in the December quarter where we saw increases in both new order and reorder sales. Our average order size increased to $81 for the quarter ended December 31, 2016, compared to $78 for the same quarter in the prior year. We were also encouraged with our advertising efficiency, as our new customer acquisition costs were reduced to $32 for the quarter ended December 31, 2016 compared to $41 for the same quarter in the prior year. Cash flow from operations was $31.6 million for the nine months ended December 31, 2016, compared to $22.6 million for the nine months ended December 31, 2015, with the majority of the increase due to a reduction in inventory.”

The Board of Directors declared a quarterly dividend of $0.19 per share on the Company’s common stock. The dividend will be payable on February 17, 2017, to shareholders of record at the close of business on February 6, 2017. The Company intends to continue to pay regular quarterly dividends; however the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results. To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on January 23, 2017 until February 6, 2017 at 11:59 P.M. To access the replay, call (888) 568-0521 (toll free) or (402) 998-1495 and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2016. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444.

Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	December 31,	March 31,
	2016	2016
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$47,904	$37,639
Accounts receivable, less allowance for doubtful accounts of $12 and $13, respectively	1,544	1,724
Inventories - finished goods	14,925	25,586
Prepaid expenses and other current assets	2,441	2,435
Prepaid income taxes	875	243
Total current assets	67,689	67,627

Noncurrent assets:
Property and equipment, net	29,071	20,929
Intangible assets	860	860
Deferred tax assets	–	863
Total noncurrent assets	29,931	22,652

Total assets	$97,620	$90,279

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,391	$5,004
Accrued expenses and other current liabilities	2,543	2,080
Total current liabilities	7,934	7,084

Deferred tax liabilities	301	–

Total liabilities	8,235	7,084

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,527 and 20,447 shares issued and outstanding, respectively	21	20
Additional paid-in capital	6,430	4,871
Retained earnings	82,925	78,295

Total shareholders' equity	89,385	83,195

Total liabilities and shareholders' equity	$97,620	$90,279

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

 (In thousands, except for per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Sales	$52,866	$50,933	$186,144	$179,292
Cost of sales	36,223	34,179	128,985	120,659

Gross profit	16,643	16,754	57,159	58,633

Operating expenses:
General and administrative	5,361	4,977	17,206	16,164
Advertising	3,170	3,988	13,312	18,122
Depreciation	457	167	855	544
Total operating expenses	8,988	9,132	31,373	34,830

Income from operations	7,655	7,622	25,786	23,803

Other income:
Interest income, net	36	55	96	160
Other, net	130	(4)	206	(12)
Total other income	166	51	302	148

Income before provision for income taxes	7,821	7,673	26,088	23,951

Provision for income taxes	2,998	2,783	9,772	8,802

Net income	$4,823	$4,890	$16,316	$15,149

Net change in unrealized loss on short term investments	–	(14)	–	(33)

Comprehensive income	$4,823	$4,876	$16,316	$15,116

Net income per common share:
Basic	$0.24	$0.24	$0.81	$0.75
Diluted	$0.24	$0.24	$0.80	$0.75

Weighted average number of common shares outstanding:
Basic	20,253	20,145	20,223	20,115
Diluted	20,408	20,251	20,373	20,232

Cash dividends declared per common share	$0.19	$0.18	$0.57	$0.54

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In thousands) (Unaudited)

	Nine Months Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net income	$16,316	$15,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	855	544
Share based compensation	1,444	1,189
Deferred income taxes	1,164	(109)
Bad debt expense	368	243
(Increase) decrease in operating assets and increase (decrease) in liabilities:
Accounts receivable	(188)	323
Inventories - finished goods	10,661	6,207
Prepaid income taxes	(632)	(334)
Prepaid expenses and other current assets	857	(895)
Accounts payable	387	212
Income taxes payable	–	(50)
Accrued expenses and other current liabilities	410	156
Net cash provided by operating activities	31,642	22,635

Cash flows from investing activities:
Net change in investments	–	(50)
Purchases of property and equipment	(9,860)	(177)
Net cash used in investing activities	(9,860)	(227)

Cash flows from financing activities:
Dividends paid	(11,632)	(10,984)
Tax adjustment related to restricted stock	115	92
Net cash used in financing activities	(11,517)	(10,892)

Net increase in cash and cash equivalents	10,265	11,516
Cash and cash equivalents, at beginning of period	37,639	35,613

Cash and cash equivalents, at end of period	$47,904	$47,129

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$9,246	$9,203

Prepaid property and equipment in current assets	$863	$–

Dividends payable in accrued expenses	$196	$185

Exhibit 99.1 Page 4 of 4